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                                                                   Exhibit 10.11

                             WIT CAPITAL GROUP, INC.
                                  826 Broadway
                               New York, NY 10003

                                                                February 3, 1999

Mr. Jonathan Cohen
74 Old Church Road
Greenwich, CT 06830

Dear Jonathan:

We are pleased to offer to you employment as Director of Research of Wit Capital Group, Inc., a New York corporation (the "Company") on the following terms and conditions:

1. EMPLOYMENT. You will be employed as Director of Research commencing February 4, 1999 and perform those duties for the Company and its affiliates which the Company may from time to time designate. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the business of the Company and its affiliates, and while you remain employed with the Company, you agree that you will not engage in any other business activity that is in conflict with your duties and obligations to the Company. The Company acknowledges that you may make personal investments in other businesses and manage those investments, so long as you do not actively participate in such other businesses and such activity does not interfere with your ability to perform your duties for the Company, does not violate your obligations under Section 6 below, and does not otherwise constitute a conflict of interest with the Company or any of its affiliates.

2. CASH COMPENSATION. (a) The Company shall pay you a base salary equal to $250,000 per annum.

         (b) The Company shall pay you a signing bonus of $5 million. The signing bonus, less applicable withholding taxes of $935,736, will be wire transferred to the trust account of the law firm of Parson & Brown LLP (the "Escrow Agent") prior to your signing of this letter agreement. The Escrow Agent is directed to release the escrowed amount to you upon your signed acceptance of this offer and delivery of the signature page to the Company. If, however, the Company notifies the Escrow Agent that it has not received your signed acceptance of this offer by close of business on February 3, 1999, the Escrow Agent is directed to return the escrowed funds to the Company.

         (c) In addition, during your employment, you shall participate in the revenue sharing arrangement described below; PROVIDED, HOWEVER, that the first $5 million of additional


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         compensation earned by you under this arrangement shall not be paid to you (as such amounts shall be offset by the amount paid or payable to you pursuant to Section 2(b)). The revenue sharing arrangement will be as follows: (i) 50% of net cash and warrant revenues generated from private placement transactions shall be shared by the investment bankers and salespeople responsible therefor, (ii) 50% of the net cash and warrants generated from public offering transactions shall be shared by the investment bankers and salespeople responsible therefor, and (iii) 50% of the net cash and warrant revenues generated from financial advisory transactions shall be shared by the investment bankers responsible therefor. Allocation of such revenues among the participants involved in any transaction shall be made initially by agreement of the senior investment bankers involved in the transactions, with final discretion exercised by the Company's President and Chief Operating Officer (or such other officer of the Company to whom the Board of Directors may assign such responsibility). Additional compensation under the revenue sharing arrangement shall be earned upon (and not prior to) the closing of the transaction generating the revenue, and shall be payable (subject to the proviso in the first sentence of this Section 2(c)) as soon as practicable thereafter.

3. EMPLOYEE BENEFITS. During your employment, you shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company and its subsidiaries that are made available to any other executives of the Company and its subsidiaries on a basis which is no less favorable to you than is provided to any other executive of the Company and its subsidiaries.

4. STOCK OPTION. As of the date of your employment, you shall be granted an option under the Company's Stock Option and Restricted Stock Purchase Plan to purchase from the Company 1,000,000 shares of Common Stock of the Company at an exercise price of $1.50 per share. The terms and conditions of such option shall be set forth in a Stock Option Agreement attached hereto as Exhibit A.

5. TERMINATION OF EMPLOYMENT. (a) If, during the two-year period following your commencement date, (i) your employment is terminated prior to a Sale (as defined in Section 10 below): (x) by the Company for Cause (as defined in Section 10 below) or because of your Disability (as defined in Section 10 below), (y) by reason of your death, or (z) by you without Good Reason (as defined in Section 10 below), or (ii) you violate the provisions of Section 6 below, then you shall, within 5 days of such termination or violation, pay to the Company an amount in cash equal to $2.5 million multiplied by a fraction, the numerator of which is the number of days remaining in such two-year period at the time of such termination or violation, and the denominator of which is 730.

         (b) You acknowledge that no severance or similar or other damages or payments of any kind whatsoever shall be payable to you by the Company in connection with, or in the event of, your termination or resignation from employment for any reason; PROVIDED, HOWEVER, that you shall remain entitled to compensation and benefits earned and payable as of the date of


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         your termination of employment but not yet paid.

6. RESTRICTIVE COVENANTS. You agree that you will not at any time prior to the second anniversary of your date of employment with the Company, or at any time while you are employed by the Company (and, with respect to (iii) below, at all times thereafter), directly or indirectly: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by, any entity or business (including a sole proprietorship) that is an NASD registered broker-dealer, provided that up to a 4.9% interest in a publicly traded entity shall be permitted; (ii) employ or otherwise engage, or offer to employ or otherwise engage, or solicit, entice or induce for himself or any other person, entity or corporation, the services or employment of any person who is, or during the three months prior thereto has been, an employee of, or independent contractor, consultant or agent, in each case, devoting a majority of its business time to, the Company or any of its affiliates (other than your personal secretary); or (iii) use or disclose, or authorize any other person or entity to use or disclose, any information of a confidential nature (i.e., strategic plans, specifications for existing or future technology) other than as necessary to further the business objectives of the Company in accordance with the terms of your engagement hereunder; PROVIDED that the restrictions contained in this clause (iii) shall not apply to (A) information that becomes publicly known (other than as a result of your breach of this restriction), (B) information which was known to you prior to the date of this agreement, and (C) information which you are required to disclose pursuant to any court or other governmental order, provided you give the Company reasonable written notice prior to such disclosure and you comply with any applicable protective order, and (D) information, the disclosure of which is reasonably necessary to defend yourself, or assert your rights, in connection with any proceeding to which the Company or its affiliates is directly or indirectly a party. You understand that your services for the Company will be of a special and unique nature, and that the breach or threatened breach of the provisions of this Section 6 would cause the Company irreparable harm which could not be adequately compensated for in damages by an action at law. In the event of a breach or threatened breach by you of this Section 6, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled to seek a temporary or permanent injunction or injunctions, or temporary restraining orders or orders to prevent breaches hereof, in each case, without the need to post any security or bond. Clauses
         (i) and (ii) of this Section 6 shall cease to apply upon a Sale, or upon any termination of your employment that would not trigger your obligation to make a payment to the Company pursuant to clause (i) of
         Section 5(a).

7. CERTAIN REPRESENTATIONS. You represent and warrant to the Company your employment hereunder will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party. This agreement constitutes the complete and exclusive statement of the agreement between you and the Company. It supersedes all prior written and oral agreements, and no representation, statement, condition or warranty not contained in this agreement shall be binding on the you



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         or the Company or have any force or effect whatsoever.

8. WITHHOLDING. The Company shall have the right to withhold from any amount payable hereunder any amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

9. APPLICABLE LAW. Our agreement outlined in this letter will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly therein, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.      DEFINITIONS. As used in this letter agreement:

         "Cause" means (i) your persistent or repeated refusal to perform the material duties of your employment (other than by reason of a physical or mental illness or impairment), after written notice thereof from the Board specifying in reasonable detail instances of such conduct and a 30-day opportunity to cure, (ii) any act of fraud or embezzlement to the detriment of the Company after written notice thereof from the Board specifying in reasonable detail instances of such act, (iii) your material breach of any provision hereof (including, without limitation, Section 6) after written notice thereof from the Board specifying in reasonable detail instances of such breach and a 30-day opportunity to cure, or (iv) your conviction of the commission of a felony (including pleading guilty to a felony); "Disability" shall mean a determination by the Board that you have been unable to perform the material duties of your employment with the Company for any 180 days within a one-year period by reason of a physical or mental illness or impairment.

         "Good Reason" means, without your consent, (i) a material reduction in your authority or responsibilities, a change in your title or your reporting lines, or (ii) the failure to pay compensation due hereunder, in each case after written notice thereof from you specifying in reasonable detail instances of such reduction, change or failure and a 30-day opportunity to cure.

         "Sale" means any transaction whereby, after giving effect to such transaction, the beneficial owners of the Company's capital stock immediately prior to such transaction cease to beneficially own, either singly or in the aggregate, at least 20% of the voting power (as to the election of directors) of the Company or any successor to substantially all of the business or assets of the Company.



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If the foregoing is acceptable to you, kindly sign and return to me one copy of this letter.

                                                         Sincerely yours,


                                                         /s/ Ronald Readmond
                                                         ----------------------
                                                         Ronald Readmond


AGREED TO:

/s/ Jonathan Cohen
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Jonathan Cohen

























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